-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 4                                      Washington, D.C. 20549                                     OMB Approval
-------------------------                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                ------------------------------
[ ] Check this box if no                                                                               OMB Number:        3235-0287
    longer subject to        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   December 31, 2001
    Section 16. Form 4         Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
    or Form 5 obligations              Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
    may continue. See                                                                                 ------------------------------
    Instruction 1(b).

    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Issuer Name and Ticker      4. Statement for  6. Relationship of Reporting Person(s)
                                               or Trading Symbol              Month/Year        to Issuer
                                                                                                      (Check all applicable)
    Malloy        Patrick      E.              GOODRICH PETROLEUM CORP.(GDP)    5/00         [X] Director        [X] 10% Owner
    ------------------------------------                                                     [ ] Officer (give   [ ] Other
    (Last)        (First)      (Middle)                                                          title below)        (specify below)


    Bay Street at the Waterfront,
    P.O.  Box 1979                                                                           ---------------------------------------
    ------------------------------------   -----------------------------------------------------------------------------------------
                  (Street)                  3. I.R.S. Identification       5. If Amendment,  7. Individual or Joint/Group Filing
                                               Number of Reporting            Date of               (Check Applicable Line)
                                               Person, if an entity           Original       [X] Form Filed by One Reporting Person
    Sag Harbor      NY           11963         (Voluntary)                    (Month/Year)   [ ] Form Filed by More than One
    ------------------------------------                                                         Reporting Person
    (City)        (State)        (Zip)

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
                       TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                       and 4)
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                                         Code     V     Amount  (A) or (D)  Price
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Goodrich Petroleum Common   11/09/99       P            3,200    A          $3.00                            D
Stock
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Goodrich Petroleum Common   11/10/99       P            1,600    A          $2.87                            D
Stock
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Goodrich Petroleum Common   11/11/99       P            3,200    A          $2.87                            D
Stock
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Goodrich Petroleum Common   11/12/99       P            2,300    A          $2.71                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/15/99       P            3,200    A          $2.87                            D
Stock
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Goodrich Petroleum Common   11/16/99       P           63,200    A          $3.00                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/17/99       P            3,200    A          $2.92                            D
Stock
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                                                                                                                         Page 1 of 6
                                                                                                                     SEC 1474 (7097)

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Goodrich Petroleum Common   11/18/99       P              500    A          $2.81                            D
Stock
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Goodrich Petroleum Common   11/19/99       P            3,200    A          $2.87                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/22/99       P           20,000    A          $3.00                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/22/99       P            2,700    A          $2.93                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/23/99       P            4,700    A          $3.00                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/26/99       P            4,700    A          $3.00                            D
Stock
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Goodrich Petroleum Common   11/29/99       P            4,300    A          $3.06                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   11/30/99       P            4,000    A          $3.00                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------


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Goodrich Petroleum Common   12/01/99       P            4,300    A          $2.99                            D
Stock
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Goodrich Petroleum Common   12/02/99       P            4,300    A          $3.00                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   12/06/99       P           27,300    A          $3.00                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   12/07/99       P           23,500    A          $2.98                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   12/08/99       P              500    A          $2.87                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   12/10/99       P            3,800    A          $2.87                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common   12/13/99       P            1,100    A          $2.85                            D
Stock
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Goodrich Petroleum Common   12/15/99       P            4,300    A          $2.62                            D
Stock
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Goodrich Petroleum Common   12/16/99       P           20,000    A          $2.75                            D
Stock
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Goodrich Petroleum Common   12/16/99       P            4,300    A          $2.62                            D
Stock
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Goodrich Petroleum Common   12/17/99       P            4,300    A          $2.75                            D
Stock
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Goodrich Petroleum Common   12/21/99       P              400    A          $2.68                            D
Stock
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Goodrich Petroleum Common   12/22/99       P            4,600    A          $2.75                            D
Stock
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Goodrich Petroleum Common   12/23/99       P            4,600    A          $2.75                            D
Stock
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Goodrich Petroleum Common   12/28/99       P            3,500    A          $2.50                            D
Stock
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Goodrich Petroleum Common   12/29/99       P            3,500    A          $2.43                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------


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Goodrich Petroleum Common    2/17/00       C           167,267   A          $2.00                            D
Stock
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Goodrich Petroleum Common    2/18/00       P           157,839   A          $3.00                            D
Stock
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                                                                                                                         Page 2 of 6
                                                                                                                     SEC 1474 (7097)

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Goodrich Petroleum Common    3/01/00       P            3,000    A          $4.87                            D
Stock
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Goodrich Petroleum Common    3/02/00       P           10,000    A          $4.56                            D
Stock
------------------------------------------------------------------------------------------------------------------------------------
Goodrich Petroleum Common    3/07/00       P            7,100    A          $4.62                            D
Stock
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Goodrich Petroleum Common    3/08/00       P              600    A          $4.62                            D
Stock
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Goodrich Petroleum Common    3/10/00       P            2,100    A          $4.43                            D
Stock
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Goodrich Petroleum Common    3/15/00       P              200    A          $5.00                            D
Stock
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Goodrich Petroleum Common    3/20/00       P              900    A          $4.87                            D
Stock
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Goodrich Petroleum Common    3/21/00       P            1,500    A          $4.75                            D
Stock
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Goodrich Petroleum Common    3/22/00       P            1,700    A          $4.75                            D
Stock
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Goodrich Petroleum Common    3/24/00       P              300    A          $4.50                            D
Stock
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                                                                                                                         Page 3 of 6
                                                                                                                     SEC 1474 (7097)


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Goodrich Petroleum Common    3/27/00       P              100    A          $4.68                            D
Stock
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Goodrich Petroleum Common    3/28/00       P            2,900    A          $4.87                            D
Stock
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Goodrich Petroleum Common    3/29/00       P            2,900    A          $5.00                            D
Stock
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Goodrich Petroleum Common    4/04/00       P              400    A          $4.87                            D
Stock
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Goodrich Petroleum Common    4/11/00       P              800    A          $5.12                            D
Stock
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Goodrich Petroleum Common    4/12/00       P            2,300    A          $5.06                            D
Stock
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Goodrich Petroleum Common    4/13/00       P            2,900    A          $4.96                            D
Stock
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Goodrich Petroleum Common    4/13/00       P           11,000    A          $5.00                            D
Stock
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Goodrich Petroleum Common    4/14/00       P            1,200    A          $4.87                            D
Stock
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Goodrich Petroleum Common    4/17/00       P            2,400    A          $4.75                            D
Stock
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Goodrich Petroleum Common    4/18/00       P            1,300    A          $4.68                            D
Stock
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Goodrich Petroleum Common    4/20/00       P              500    A          $4.75                            D
Stock
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Goodrich Petroleum Common    4/24/00       P            2,400    A          $4.62                            D
Stock
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Goodrich Petroleum Common    4/26/00       P            2,400    A          $4.50       1,088,306            D
Stock
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------------------------------------------------------------------------------------------------------------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                         Page 4 of 6
                                                                                                                     SEC 1474 (7097)

FORM 4 (continued)

         TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
------------------------------------------------------------------------------------------------------------------------------------
1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/    8)        or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties          5)       cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)               at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Month        4)
                                                                                                  (Instr.
                                                                                                  4)
------------------------------------------------------------------------------------------------------------------------------------
                                    Code V    (A)   (D)    Date    Expir- Title Amount
                                                           Exerci- ation        or
                                                           sable   Date         Number
                                                                                of
                                                                                Shares
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Preferred    $2.00      2/17/00      C               D                   Common 167,267               0         D
Units                                                                    Stock
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Series A     $0.4125    3/20/00      P         A       immediately none  Common    500   $5.75                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    3/27/00      P         A       immediately none  Common  5,000   $5.75                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    3/30/00      P         A       immediately none  Common    300   $5.75                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/03/00      P         A       immediately none  Common  4,100   $6.00                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/04/00      P         A       immediately none  Common    100   $6.00                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/05/00      P         A       immediately none  Common  1,600   $6.12                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/06/00      P         A       immeidately none  Common  6,500   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/13/00      P         A       immeidately none  Common  5,000   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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                                                                                                                         Page 5 of 6
                                                                                                                     SEC 1474 (7097)


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Series A     $0.4125    4/14/00      P         A       immediately none  Common  9,800   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/17/00      P         A       immediately none  Common  1,200   $6.12                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/18/00      P         A       immediately none  Common    800   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/20/00      P         A       immediately none  Common  1,000   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/24/00      P         A       immediately none  Common  8,000   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/26/00      P         A       immediately none  Common  3,300   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/27/00      P         A       immediately none  Common  6,900   $6.25                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/27/00      P         A       immediately none  Common  5,300   $6.26                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/27/00      P         A       immediately none  Common  2,900   $6.28                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    4/28/00      P         A       immediately none  Common    500   $6.31                  D
Convertible                                                              Stock
Preferred
Stock

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Series A     $0.4125    5/02/00      P         A       immediately none  Common  1,200   $6.37   65,000         D
Convertible                                                              Stock
Preferred
Stock

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Explanation of Responses:  See Attachment A.


** Intentional misstatements or omissions of
   facts constitute Federal Criminal Violations.
   See 18 U.S.C. and 15 U.S.C. 78ff(a).              By: /S/  Patrick E. Malloy                             June 27, 2000
                                                         --------------------------------------          ---------------------------
                                                             Patrick E. Malloy                            Date


Note:    File three copies of this Form, one of
         which must be manually signed. If space
         is insufficient, see Instruction 6 for
         procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless form displays a currently valid OMB number.
                                                                                                                         Page 6 of 6
                                                                                                                     SEC 1474 (7097)